Exhibit 10.3
July 18, 2007
RE: Special Key Employee Retention Award
Dear Paul Mildenstein:
To enhance retention of key management members who are focused on and committed to the long-term growth opportunities of the business in each of our markets, the Board of Directors has approved Special Key Management Retention Awards. As a recipient of this award, the Board of Directors has approved a total amount for you of $150,000 USD.
This award will be paid one-third immediately, one-third as of June 30, 2008, and one-third as of June 30, 2009, assuming you both (a) continue in active full-time employment with Dollar Financial Group, Inc. (or any subsidiary or affiliate of Dollar Financial Group, Inc.) from the date of this letter through the applicable payment date and (b) perform your duties and responsibilities throughout that time at a satisfactory level. Should your employment terminate for any reason other than a termination by the Company without cause following a change in control of the Company, death or permanent disability, no remaining payments will be paid. Additionally, payments under this award are contingent upon your continued compliance with the provisions of the Company’s non-compete agreement. All amounts payable under this special retention award will be reduced by applicable federal, state and local withholding taxes.
/s/  Jeff Weiss
Chairman & CEO
Dollar Financial Corp.